Exhibit 5.1

August 7, 2015

Cerus Corporation

2550 Stanwell Drive

Concord, CA 94520

Ladies and Gentlemen:

We have acted as counsel to Cerus Corporation, Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission covering the offering of up to 6,500,000 shares of the Company’s Common Stock, $0.001 par value per share, comprised of (i)1,500,000 shares of the Company’s Common Stock (the “ESPP Shares”) to be issued pursuant to the Company’s Amended and Restated 1996 Employee Stock Purchase Plan (the “ESPP”), and (ii) 5,000,000 shares of the Company’s Common Stock (the “EIP Shares” and, together with the ESPP Shares, the “Shares”) to be issued pursuant to the Company’s Amended and Restated 2008 Equity Incentive Plan (the “EIP” and, together with the ESPP, the “Plans”), and the preferred stock purchase rights (the “Rights”) associated with the Shares to be issued pursuant to that certain Rights Agreement, dated as of November 3, 1999, as amended (the “Rights Agreement”), between the Company and Wells Fargo Bank, N.A., as successor to Wells Fargo Bank Minnesota, N.A. (formerly Norwest Bank Minnesota, N.A.) as rights agent (the “Rights Agent”).

In connection with this opinion, we have examined the Plans, the Registration Statement and related prospectuses, the Company’s Certificate of Incorporation and Bylaws, as amended and restated, the Rights Agreement and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof. We have also assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and that the members of the Board of Directors of the Company (the “Board”) have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares and the associated Rights, when sold and issued in accordance with the Plans, and the Registration Statement and related prospectuses, will be validly issued, and the Shares fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-2000 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM

Cerus Corporation

Page Two

This opinion assumes, with your consent, that the Board has acted in accordance with its fiduciary duties in adopting the Rights Agreement. This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this opinion addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley LLP

By:	/s/ Chadwick L. Mills
Chadwick L. Mills

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-2000 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM